EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Brian Grass

01-05-12/10:00 am CT

Confirmation # 4540608

HELEN OF TROY, LTD.

Moderator: Brian Grass

January 5, 2012

10:00 am CT

Operator:  Good morning and welcome, ladies and gentlemen to the Helen of Troy third quarter conference call for fiscal 2012.

At this time, I would like to inform you that all participants are in listen-only mode. Also, today’s conference is being recorded. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer and Brian Grass, Vice President and Assistant Chief Financial Officer.

I will now turn the conference over to Brian Grass. Please go ahead, sir.

Brian Grass:  Good morning everyone and welcome to Helen of Troy’s third quarter conference call for fiscal 2012. The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement review followed by Mr. Rubin who will discuss our third quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer, and finally an open question-and-answer session for those of you with any further questions.

Safe harbor — this conference call may contain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates,” “believes,” “expects,” and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our chairman Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the “Investor Relations” tab on our homepage and then the “News” tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you, Brian and good morning to everyone and welcome to our third quarter conference call.

Helen of Troy today reported record net sales revenue and record net income for the third quarter and nine months ending November 30, 2011. The third quarter net sales revenue was $338,785,000 versus net sales revenue of $205 million in the same period of the prior year, an increase of $133,784,000 or 65.3%, due largely to the acquisition of Kaz Inc. on December 31, 2010.

Third quarter net income was $32,879,000 or $1.04 per fully diluted share compared with $27 million or $0.86 per fully diluted share for the same period last year, an increase in net income of $5,816,000 or 21.5%.

Net sales revenue for the nine months ending November 30, 2011 was $877,672,000 versus net sales revenue of $540 million in the same period of the prior year, an increase of $347,695,000 or 64.4%, also due largely to the Kaz acquisition.

Net income for the first nine months of the fiscal year was $81 million or $2.56 per fully diluted share compared with $68,943,000 or $2.20 per fully diluted share for the same period in the prior year, an increase in net income of $12,154,000 or 17.6%.

The net sales revenue for the Housewares segment increased 4.7% in the third quarter compared to last year’s third quarter. Net sales revenue for the Personal Care segment increased 1.7% in the third quarter. And the Company’s new Healthcare/Home Environment segment provided an increase of 3.5% compared to pro forma pre-acquisition results for the same period last year.

Net sales for the Housewares segment increased 9.8% for the nine-month period ending November 30, 2011. The net sales revenue for the Personal Care segment increased 2.4% for the nine months ending November 30. And the Healthcare/Home Environment segment provided an increase of 3.2% for the nine-month period compared to the pro forma pre-acquisition results for the same period last year.

We are pleased with our record sales and record earnings for the third quarter and year-to-date given the challenging retail environment.

Operating income increased by 32.6% and 25.5%, respectively, for the three months and the nine months ending November 30, 2011.

The integration of and expansion of our business in the Healthcare/Home Environment segment continues to progress according to plan.

On December 30, 2011, we completed our acquisition of the PUR home water filter filtration business from The Procter & Gamble Company at a purchase price of $160 million. PUR product lines include faucet-mount water filtration systems and filters, pitcher filtration systems, and filters and refrigerator filters. PUR will be operated as a part of the Healthcare/Home Environment segment. PUR shares many of the segment’s existing customer base, target audience and product focus areas.The acquisition of PUR adds an important brand to our portfolio of well-recognized and well-trusted consumer brands. We believe the acquisition will be immediately accretive to earnings.

While domestic and global economic indicators continue to provide mixed signals regarding economic recovery, the Company’s core strengths endure and we continue to execute on our business plan. Our business plan includes investment in new product line development, sourcing and product cost management initiatives to partially offset commodity and other cost increases, implementation of numerous productivity initiatives to control operating expense; and continued pursuit of additional acquisitions of complementary businesses or product lines.

We confirm our previously-issued fully diluted earnings per share guidance of $3.40 to $3.50 for fiscal 2012 ending on February 29, 2012. We’re confident that we will continue our leadership positions in providing innovative products in order to serve our retail partners and consumers.

I would now like to turn over our conference call to Tom Benson, our CFO, for the financial review.

Thomas Benson:  Thank you, Jerry and good morning everyone. In the third quarter, we experienced a year-over-year net sales revenue increase of $133.8 million or 65.3% primarily reflecting the impact of the Kaz acquisition as well as organic growth in the Housewares and Personal Care segments.

Gross profit margin in the third quarter declined by 5.9 percentage points year-over-year due primarily to the impact of lower margins earned in the Healthcare/Home Environment segment which is new to our financial results this year.

Third quarter selling, general and administrative expense as a percentage of net sales revenue decreased by 2.9 percentage points compared to the same period last year.

Third quarter net income was $32.9 million compared to $27.1 million for the same period last year.

Diluted earnings per share for the third quarter was $1.04 compared to $0.86 for the same period last year, an increase of 29%.

On December 30, 2011, we closed a previously announced agreement to acquire the PUR water purification business from The Procter & Gamble Company.

Third quarter net sales revenue increased 65.3% year-over-year. Net sales revenue for the third quarter of fiscal 2012 was $338.8 million compared to $205 million in the prior year third quarter. This is a dollar increase of $133.8 million, or 65.3%.

The increase in net sales revenue in net sales reflects incremental sales from the Kaz acquisition and organic growth in the Housewares and Personal Care segments of 4.7% and 1.7%, respectively, in a difficult retail sales environment.

Operating income for the third quarter of fiscal 2012 was $41.8 million which is 12.3% of net sales, compared to $31.5 million or 15.4% of net sales in the prior year third quarter. This is a dollar increase of $10.3 million and a percentage increase of 32.6%. The increase reflects the impact of incremental operating income from the Healthcare/Home Environment segment.

Year-over-year operating income in the Housewares and Personal Cares segments was unfavorably impacted by a decline in gross profit margin due to product cost increases and higher promotional discounts. Personal Care operating income also included the unfavorable impact of net foreign exchange gains/losses year-over-year.

Net income for the third quarter of fiscal 2012 was $32.9 million, which is 9.7% of net sales, compared to $27.1 million, or 13.2% of net sales, in the prior year third quarter. This is a dollar increase of $5.8 million or 21.5%.

Diluted earnings per share for the third quarter of fiscal 2012 was $1.04 compared to $0.86 in the third quarter of fiscal 2011. This is an 18 cent increase in diluted earnings per share or 20.9%.

Third quarter net income and diluted earnings per share growth primarily reflects the incremental operating income from Healthcare/Home Environment segment partially offset by gross profit declines in our other two segments, the unfavorable impact of foreign currency exchange gains/losses year-over-year and higher interest and tax expense.

Now I’ll provide a more detailed review of the various components of our financial performance. Products in our Personal Care segment include hairdryers, straightening irons, curling irons, thermal brushes, massagers, spa products, foot baths, hairbrushes and accessories, liquid hair care and styling products, men’s fragrances, men’s/women’s antiperspirants and deodorants, foot powder, body powder, and skincare products. Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholls, Pro Beauty Tools, TONI&GUY, Brut, Ammens, Infusium 23, Pert Plus, and Sure.

Personal Care net sales revenue for the third quarter of fiscal 2012 was $149 million, compared to $146.5 million in the third quarter of fiscal 2011. This is a dollar increase of $2.5 million, or 1.7%. The growth in Personal Care net sales primarily reflects expanded distribution with a key retail customer.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks, OXO Touchables and OXO Tot.

Housewares net sales revenue for the third quarter of fiscal 2012 was $61.2 million compared to $58.5 million in the third quarter of 2011. This is a dollar increase of $2.7 million or 4.7%.

Sales growth was driven primarily by expanded shelf space with a key retail account and shipments of the OXO Tot baby and toddler product line. As mentioned last year, there was early - I’m sorry. As mentioned last quarter, there were early promotional closeout sales in the second fiscal quarter this year that have historically hit in the third and fourth quarters. This was a contributing factor to the decline in gross sales growth compared to historical rates. On a year-to-date basis, Housewares net sales are up 9.8% compared to the same period last year.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010. Kaz is a world leader in providing a broad range of consumer products in two primary product categories consisting of healthcare and home environment. Kaz markets a number of well-known brands including Vicks, Braun, Honeywell, Kaz, SmartTemp, SoftHeat, Duracraft, Protec, Stinger, and Nosquito.

Healthcare/Home Environment net sales revenue for the third quarter was $128.6 million. On a pro forma basis, net sales increased 3.5% compared to the same period last year prior to the acquisition.

Gross profit for the third quarter of fiscal 2012 was $133.2 million which is 39.3% of net sales, compared to $92.7 million or 45.2% of net sales in the prior year third quarter. This is a dollar increase of $40.4 million and a percentage increase of 43.6% in dollar terms.

Gross profit margin as percent of sales decreased 5.9 percentage points. The decline in gross profit margin as a percent of sales is primarily due to the dilutive impact of the Healthcare/Home Environment segment, which has historically operated with a lower gross profit margin than our other two segments, product cost increases, and higher promotional discounts.

Selling, general and administrative expense for the third quarter of fiscal 2012 was $91.4 million which is 27% of net sales, compared to $61.2 million or 29.2% of net sales in the third quarter of fiscal 2012. This is a dollar increase of $30.2 million, a percentage increase of 49.3% in dollar terms, but a decrease as a percentage of sales of 2.9 percentage points.

The year-over-year decrease in SG&A as a percentage of sales is primarily due to the impact of Kaz, which operated on lower SG&A expense as a percentage of sales for the third quarter of fiscal 2012 than the Company’s consolidated SG&A as a percent of sales for the same period last year. The overall decrease was partially offset by the unfavorable impact of net foreign exchange gain/losses year-over-year.

Interest expense for the third quarter was $3 million or 0.9% of net sales revenue, compared to $2.1 million or 1% of net sales revenue in the same quarter last year. The dollar increase in interest expense is due to additional debt outstanding associated with the Kaz acquisition.

Income tax expense for the third quarter of fiscal 2012 was $6.2 million compared to $2.6 million in the third quarter of fiscal 2011. Third quarter income tax expense was 15.8% of net - of pre-tax earnings compared to an 8.6% effective tax rate in the same quarter last year. The fluctuation in our effective tax rate is primarily due to the impact of Kaz on the mix of income tax in high-rate jurisdictions.

I will now discuss our financial position. Our cash and cash equivalents balance was $35.4 million at November 30, 2011, compared to $70.6 million at November 30, 2010. During the quarter, we settled an agreement to sell our remaining portfolio of $18.9 million par value auction rate securities for approximately 96% of par, resulting in net proceeds of $18.1 million.

Accounts receivable were $229.2 million at November 30, 2011, compared to $152.4 million at November 30, 2010. The increase in receivables is primarily due to the Kaz acquisition. Receivables turnover improved to 62.9 days at November 30, 2011, compared to 68 days at November 30, 2010.

On December 15, we amended our line of credit agreement to increase the amount of borrowings available under the revolving commitment from $150 million to $250 million.

Inventory at November 30, 2011 was $251.8 million compared to $152.3 million at November 30, 2010. The increase in inventory relates primarily to the Kaz acquisition. Inventory turnover improved to three times at November 30, 2011, compared to 2.7 times at November 30, 2010.

Stockholders’ equity increased $108.3 million to $764.2 million at November 30, 2011, compared to $655.9 million at November 30, 2010.

I will now turn it over to Jerry for questions.

Gerald Rubin:  Thank you, Tom.

Brian Grass:Operator, we can open it for questions

Operator:  Thank you. The question-and-answer session will begin now. If you are using a speakerphone, please pick up the headset before placing any numbers - pressing any numbers. Should you have a question, press star 1 on your pushbutton phone. Should you wish to withdraw your question, please press star 2. Your question will be taken in the order it is received. Please standby for your first question.

Our first question comes from Jason Gere with RBC Capital Markets. Please state your question.

Jason Gere:  Okay, thanks. Good morning. Just a couple of questions. I guess the first thing on OXO. I know last quarter you told us about some of the forward buying. I think that might’ve been in there — the stronger buying in the first half of the year. What was the actual impact of that with some of the closeout sales in the second quarter? And are you comfortable with - I mean, OXO’s been such a tremendous growth driver for you guys — high single digits. Are you comfortable with that type of growth level as you look into fiscal 2013?

Thomas Benson:  Jason, this is Tom Benson. Good morning. The sales that were pulled forward to the second quarter were approximately $4.4 million. On a year-to-date basis, the OXO business has year-over-year sales growth of 9.8%, which is in line with the high single digit that we had discussed. And moving forward to the next year, we’re still looking for high single digit growth from the OXO business.

Jason Gere:  Okay, terrific. The second question just on the Personal Care business. Now was there any currency impact in that business on the 1.7% gain on sales? What was the organic number? Was that 1.7% or was currency neutral?

Thomas Benson:  The currency impact for the quarter was $590,000. The vast majority of that is in the Personal Care business. It was 590 favorable.

Jason Gere:  Okay. Okay, good. So then, I guess I was wondering if you could kind of breakdown, you know, the liquids business versus maybe the appliances. I know you talked about a gain with a - you know, with a new - with a retailer as part of the reason for the improvement — sequential improvement - from the August quarter. But I was wondering if you could talk about that versus maybe the sell-through within each of those two components.

Gerald Rubin:  Well, the increase was pretty close in each of the liquids and the Personal Care division. Sell-through on both are doing very, very well. Some customers have done very well, and there’s other customers that haven’t done as well. I guess you’ll get the reports on the retailers sales within the next few days if they’re not out already.

The domestic business is actually stronger than the international business. That’s where I think that sales could’ve been much higher if it hadn’t been for the international business. But the domestic business seemed to have been very strong for the last quarter.

Jason Gere:  Okay. Because I guess I’m trying to figure out, because if you go back to the first quarter, it looked like the Personal Care business was going to turn the corner in terms of the organic sales growth coming through, then the August quarter was a little bit weaker on the appliance side, and now we’ve got a positive comp again. So I’m just wondering, are you comfortable, as we look forward, that - you know, that Personal Care business, you know, the liquids business and, you know, the appliances, which obviously is a little bit more economic-sensitive, that it’s finally turning the corner that you could see, you know, either flat-to-positive organic sales trends as you, you know, look out to the next maybe year or so. That’s, I guess, the genesis of the question.

Thomas Benson:  Yes, we’re certainly not looking for any decreases in the Personal Care segment. We are looking, you know, for increases. You know, we have a lot of new products. We have increased distribution and with retailers, and it’s just a matter of the consumer going into the stores and buying the products. So yes, we are looking for an increase.

As you saw, we have an increase for the nine months. I know we had, you know, good quarters, bad quarters, but the sales revenue for the nine months was up 2.4%, so that kind of tells you the picture that sales are up, and hopefully, they’ll continue to be up.

Jason Gere:  Okay, great. And then the last question, and then I’ll had it off to the next caller, is just on the tax rate. Tom, how should we think about the tax rate? I mean, you’ve talked in the past about 10% to 15%. But as you know, that’s a wild swing in EPS. So this quarter, obviously, you’re above that. You’ve got PUR coming in, which I assume will be at a higher tax rate as well.

So what should we be using for modeling? And is that part of the reason why the EPS guidance is unchanged with so many other positives that you kind of are laying out today?

Thomas Benson:  Yes, the - as I had mentioned before with Kaz, and now with the acquisition of PUR, our tax rate will be moving up some. I would now use a range 12% to 15%, I mean, for that, because it is moving up this quarter. It was a very positive quarter for our Kaz business, and that’s what drove our tax rate to 15.8% for the quarter. So I’d use 12% to 15% going forward for right now.

Jason Gere:  Okay, very good. And I’ll pass onto the next caller.

Operator:  We’ll take our next question from Lee Giordano with Imperial Capital. Please state your question.

Lee Giordano:  Thanks. Good morning, everybody.

Thomas Benson:  Good morning.

Lee Giordano:  My question is on the PUR business. I’m just wondering how you see the long-term growth opportunity for PUR and how will you be managing that business differently than P&G was managing it before you bought it. Thanks.

Gerald Rubin:  Well, PUR was a division of P&G, and we have now put it into our Healthcare/Home Environment segment. And the sales — the people that we have — will sell not only all the Kaz products, but they will sell all of the PUR products. And they’re almost the same customers that they sell to. And I think we have a little more strength.

And even though I know P&G is certainly a lot bigger than we are, but the people who sold the PUR had nothing to do with the shampoo business or any of their other consumables. So we believe that we’ll be stronger and pay more attention to the PUR business than they did. And I think that’s probably one of the reasons that they sold the business, is that they couldn’t merge that in with their liquid business. It’s a little different business.

But, you know, we do have other licenses with Procter & Gamble though they’ve seemed to pass on the Vicks and they passed on the Braun business onto us. So they feel like, you know, their expertise is not in hard goods, that their expertise is more in what I call “down the drain” products — liquid products. And so we’re very hopeful that we can run the business better than they did, and they certainly left us a nice business to start with, and we think we can, hopefully, do better on the sourcing and the - and on the distribution. So yes, we are looking at - for it to be a growth vehicle for Helen of Troy.

Lee Giordano:  Great. And do you see a longer-term international opportunity with PUR? And what does international business look like currently?

Gerald Rubin:  Yes, right now, they don’t have any international business, so that is an area that we think that there is growth. They actually are selling little or nothing internationally. Yes, we do believe that there is international business. There’s no reason why other countries can’t purchase the PUR products as they do in the United States. So that’s another area of growth — the geography.

Lee Giordano:  Great. And just, quickly, what was debt outstanding at the end of the quarter? And also, what was CAPEX in the quarter? Thanks.

Thomas Benson:  This is Tom Benson. The debt - let me just get it here for you. The debt was $248 million at the end of the quarter. We did - at the end of December when we closed on the PUR, we borrowed an additional $160 million, but we had paid off, I think, $30 million of debt between the end of November and December. So it’s like $378 million today.

And the CAPEX for the quarter, I don’t know. I can tell you for the year-to-date, it’s $11.2 million.

Lee Giordano:  Thank you.

Thomas Benson:  You’re welcome.

Operator:  We’ll take our next question from Rommel Dionisio with Wedbush. Please state your question.

Rommel Dionisio:  Hi, good morning. Just a question on distribution. You know, with the addition of PUR, are you guys starting to bump up in terms of capacity constraints on the Southaven facility? And if so, would that require any CAPEX or facility expansion?

Gerald Rubin:  Well, we actually are taking some additional space in - not in our warehouse but in a rental facility that Kaz had, approximately 100,000 feet, and that should take care of the PUR operation. So yes, we are increasing our space in the Kaz warehouse.

As you all know, we have our own 1.2 million square foot warehouse very close to them in Southaven, Mississippi, and they’re in Memphis. And Kaz has about approximately 500,000 square feet of space, so we shouldn’t have any problem with that.

Also, during the - we’ve been working on it for the last year. But during the Christmas/New Year time period, we converted our computer to a new version of Oracle. So we have upgraded that with the new Oracle software to take care of our growth currently and in the future. So we believe that that conversion is going to help us out to grow the business also or to handle the growth.

Rommel Dionisio:  Great. That’s helpful. Thank you, Jerry.

Gerald Rubin:  Okay, thank you.

Operator:  We’ll take our next question from Steve Friedman with Wells Fargo Advisors. Please state your question.

Steve Friedman:  Good morning, Jerry and Tom and Brian. Congratulations on a record quarter in both sales and earnings.

Gerald Rubin:  Thank you.

Thomas Benson:  Thanks, Steve.

Steve Friedman:  I have a couple of questions regarding the PUR acquisition. Jerry, I don’t know if it’s been asked or not. But how are the margins on PUR compared to your rest of your products in your other lines — the Personal Care, the Housewares, et cetera?

Gerald Rubin:  Well, the gross profit on PUR, and hopefully, the bottom line also will be better than what Helen of Troy had before the Kaz acquisition. So those numbers will be better, so that will help us increase our gross profit. You know, the gross profit in Kaz is lower than what we currently have, but we’re working on getting that gross profit up also.

And of course, the reason for the drop that we had is that we had a lot of Kaz sales, and the Kaz sales have a lower gross profit than our normal business. But PUR is going to add to the gross profit of Helen of Troy. It’s larger than what we normally have.

Steve Friedman:  Okay. That’s good to hear. Now, you closed on December 30 or 31, whichever, and I believe you indicate that it’s going to be immediately accretive. So that would give you two months in the last quarter, if I’m correct, of earnings from PUR?

Gerald Rubin:  That’s correct. We’re going to have sales in our earnings ((inaudible)).

Steve Friedman:  All right. And Jerry or Tom, could you tell me how your first month of the last quarter looks in December?

Gerald Rubin:  Well, you know, we’re just getting the readings now from the retailers. I think what’s happening is the retailers are a little more conservative than I thought as far as reordering. They’re trying to get their inventories down because they close their inventory on January 31. So we have but again another ((inaudible)) to increase our sales this quarter.

Steve Friedman:  Okay. Well, let me just kind of see if you can help me understand something. You’ve affirmed guidance for the fiscal year ending February I guess that’s 2012 fiscal year of $3.40 to $3.50 a share. And it would be reasonable to assume with the Kaz acquisition and the PUR closing and the accretion from that to approach, I would think in - I know you haven’t given guidance yet, but it would seem to me it’d be reasonable to see it approaching a $4 per share earnings per share.

If you took a look at the historical record on Helen of Troy, back in 2004, I believe the Company was trading at over $37 a share, was earning about $1.90, and had sales of less than half a billion dollars of what we’re earning today. I guess it seems like, even on the earnings that you’re affirming and the earnings that should approach $4, on a historical multiple at 12 to 15 times earnings, shouldn’t we be looking at a stock somewhere north of $50 or $60 a share? What am I missing or what is the market missing?

Gerald Rubin:  Steve, yes, thank you for those statics. You know, I don’t have all the answers for you. You know, as CEO of Helen of Troy, I certainly would like the stock to be $50 to $60 dollars, but it’s the shareholders that buy the stock that make it go up. But you’re right. Historically, we have gotten PEs of around 15, and I guess that’s what the Company deserves.

So you know, we should be recognized and - you know, for our growth for the last couple for years and for the future growth and for possible new acquisitions and the current acquisitions, and hopefully, the stock price will hit the numbers that you’ve said. It certainly, you know, is a little disappointing that seven years ago, when the company was much smaller, the stock was $37 and the stock today is only $31. So I wish I had all the answers for you, but I agree with you the stock price should be much, much higher.

Steve Friedman:  Okay, thank you, Jerry. Look forward to the continued good results.

Gerald Rubin:  Thank you, Steve.

Operator:  Just as a reminder, it’s star 1 for questions. And we’ll go next with John San Marco with Janney Capital Markets. Please state your question.

John San Marco:  Thanks. Good morning and congratulations on the quarter and the PUR transaction. I believe the answer to the prior question that PUR had gross margins that were higher than Company levels before Kaz, first of all, did I hear that correctly? And then, secondly, what about on an operating margin basis? What’s the differential between PUR and the legacy company?

Thomas Benson:  This is Tom Benson. Yes, it’s correct that the gross profit margin for PUR, we expect it will be higher than the current combined gross margin, and actually, the historical Helen of Troy before the Kaz gross margin. So it should help move our overall gross margin up.

The operating income, we expect it to be also a very strong contributor — higher than our combined overall business. It will - PUR is a business that we plan on having a lot of advertising support, so it will have a little higher SG&A. But bottom line, it will be very strong.

John San Marco:  Higher advertising support than the current business you run gets? Or higher advertising support than Procter & Gamble was spending?

Thomas Benson:  Higher than our current businesses. We will continue the amount of support that P&G has provided to it at least over the last year.

John San Marco:  Okay. That’s helpful. Thank you. And then, the promotional pressure that you cited as one of the drivers of gross margin contraction, can you quantify what that financial impact was and then maybe also where you sell those promotions the sharpest?

Thomas Benson:  Yes. It had a slight impact on the gross profit. We don’t really give specific numbers on it. And it was across the board with a number of our retailers. You know, there’s been a lot of promotion activity at retail in the last quarter. If anybody’s been out to the malls, they see it.

John San Marco:  Okay. And - all right. That’s helpful. Thanks. And then, you know, lastly, did your fourth quarter outlook change from when you last updated guidance? Because 3Q seems to have been a little bit better — certainly better than I had expected. I don’t know about your own expectations. And then, plus, you know, you’ll obviously get the immediate accretion from PUR. So I’m just trying to figure out why you didn’t raise guidance or haven’t pointed to the high end of the range.

Gerald Rubin:  You know, as far as our projections, we are keeping them the same. And, you know, as I mentioned every quarter, hopefully, you know, we look forward to beating them. But, you know, it is - it’s a tough retail environment out there, and we just have to see how things work out after Christmas.

You’ll - as I mentioned before, you’ll get all the retailers’ revenue and their profits and see how they did. And, you know, I always say we’re as good as the customers coming in the store and buying our product. We - you know, we do have a lot of distribution, and it’s up to the customers to come in and buy it. And if there’s good store traffic, we’ll get our share of the business. So you know...

John San Marco:  Okay.

Thomas Benson:  ...((inaudible)).

John San Marco:  All right. Well, thank you very much for the color and best of luck.

Gerald Rubin:  Thank you.

Operator:  We’ll go next to Jeff Matthews with Ram Partners. Please state your question.

Jeff Matthews:  Hi. Thanks very much. I think, Jerry, you’re supposed to be asking us about the stock price, not vice versa. But I’m wondering about the cost side of things. What’s going on there and how the outlook for this calendar year looks on that respect versus the 2011? Thank you.

Gerald Rubin:  Are you talking about the past or the future? In the past, the prices...

Jeff Matthews:  How things look into the new year.

Gerald Rubin:  Okay. Well, prices did go up this past year, you know. We’re hopeful that we won’t see that much of the increases that we saw this past year. But I think prices will go up. I mean, we do buy a lot of products in Asia, and we are buying, sourcing, in Mexico, and we source in the United States. And I’m sure labor will go up, commodity prices will go up.

There are some things that offset that, but overall, we’re not looking for a decrease in purchasing. And hopefully, the increases are slight and not big amounts. And again, hopefully, we can pass them onto the retailer if they’re small amounts.

Jeff Matthews:  Do you think the pressure is less this - going ahead or more than last year or about the same?

Gerald Rubin:  I’m sorry, what?

Jeff Matthews:  Do you think the price - the cost pressure is less than last year or more or about the same.

Gerald Rubin:  I think they’re less. I didn’t say they went away, but I think they’re less going forward than they were this past year.

Jeff Matthews:  Got it. And could you also discuss the impact of Internet sales? I know you sell through Zappos and Amazon. How that’s affect your business?

Gerald Rubin:  Well, you know, we do have a lot of our products being sold through Internet customers. You know, it’s hard to measure whether it’s - if it’s a positive or a negative. I know that they’re increasing their sales with us. We’re doing - some of them are doing nice. And - but it’s not a big part of our business. A very, very small part of our business is Internet sales right now. It’s...

Jeff Matthews:  Okay.

Gerald Rubin:  ...I can tell you right now, because, you know, we don’t - I can’t - I don’t know if it affects the brick-and-mortar customers or not. But we’ll see as time goes on.

Jeff Matthews:  Okay, thank you.

Operator:  If there are no further questions, I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  I want to thank everybody for participating in our third quarter conference call. And hopefully, we’ll all be together, which we will, for our fourth quarter which is the end of our fiscal year, so it’s going to be sometime in May that we’ll have our next conference call. So thank you very, very much and I appreciate your participation.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with replay passcode 454-0608.

This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may disconnect now.

END